Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion in this Amendment No. 3 to the Registration Statement of Targacept, Inc. on Form S-4, to be filed on or about July 23, 2015 of our report dated May 22, 2015, on our audits of the financial statements of Catalyst Biosciences, Inc. as of December 31, 2014 and 2013 and for each of the years in the two-year period ended December 31, 2014. Our report includes an explanatory paragraph about the existence of substantial doubt concerning Catalyst Biosciences, Inc.’s ability to continue as a going concern.

We also consent to the reference to our firm under the caption “Experts” in the Registration Statement on Form S-4.

/s/ EisnerAmper LLP

Iselin, New Jersey

July 23, 2015